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                                                                      EXHIBIT 11

QWEST COMMUNICATIONS INTERNATIONAL INC.
AND SUBSIDIARIES

COMPUTATION OF PER SHARE LOSS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

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_______________________________________________________________________________________________

                                                 Three Months Ended          Six Months Ended
                                                      June 30,                   June 30,
                                                 ------------------         -----------------
                                                   1997       1996            1997       1996
                                                 ---------  --------        --------   --------

Net loss to common stockholders                  $ (5,612)  $ (2,376)       $(10,388)  $(12,355)

Weighted average number of shares of common
  stock outstanding:
    Total number of shares of common stock
      outstanding                                  87,865     86,500          87,186     86,500
    Common stock issuable under Growth Share
      Plan                                             -       1,658              -       1,658
                                                  -------    -------        --------    -------
Weighted average number of shares of common
  stock outstanding                                87,865     88,158          87,186     88,158

Net loss per share                               $  (0.06)  $  (0.03)       $  (0.12)   $ (0.14)

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